Exhibit 99.1

SEALY CORPORATION

Press Release — 2Q Fiscal 2009 Results

June 30, 2009

News Release

Sealy Corporation Reports Second Quarter Fiscal 2009 Results

TRINITY, N.C., June 30 — Sealy Corporation (NYSE: ZZ), the bedding industry’s largest global manufacturer, today announced results for its second quarter of fiscal 2009.

Net sales for the second fiscal quarter were $298.5 million compared to $375.4 million in the same prior year period.  Gross Profit declined $26.2 million to $122.2 million compared to the same period in the prior year, while Gross Profit Margin increased 140 basis points over the same time period.  Income from operations declined $6.3 million to $29.1 million compared to the same period in the prior year. As a percent of sales, income from operations increased 40 basis points from the same prior year period.  Adjusted EBITDA decreased to $41.6 million from $49.8 million, while Adjusted EBITDA margin increased 60 basis points to 13.9% compared to the same prior year period.  Net loss for the second quarter was $(5.2) million or $(0.06) per diluted share versus net income of $12.0 million or $0.13 per diluted share for the comparable period last year.  Results for the quarter included charges of $11.9 million net of tax or $0.13 per diluted share related to the Company’s refinancing of its senior credit facility on May 29, 2009 and rights for Convertible Notes.

“During the second quarter, we were able to strengthen our competitive position, execute consistently on our strategic initiatives, and substantially improve our operating performance compared to the first quarter of fiscal 2009, despite the continuation of challenging global macro-economic conditions and a difficult retail environment,” stated Larry Rogers, Sealy’s President and Chief Executive Officer.

“We continued to be intensely focused on positively affecting those areas of our business that we can control, including establishing stronger working partnerships with our retailers and suppliers, providing customers with the right Sealy products to address their current needs, unveiling our new Stearns & Foster line, and reducing our cost base to reflect the weaker revenue environment,” added Mr. Rogers.

SEALY CORPORATION

Press Release — 2Q Fiscal 2009 Results

June 30, 2009

Total U.S. net sales were $222.5 million compared to $258.7 million in the second quarter of 2008. Wholesale domestic net sales, which exclude third party sales from Sealy’s component plants, were $217.9 million, compared to $252.9 million in the second quarter of 2008. A soft retail environment negatively impacted domestic revenue performance. In the U.S., Average Unit Selling Price (AUSP) decreased 0.7% and unit volume declined 13.2% on a year-over-year basis.

International net sales decreased $40.7 million, or 34.9%, from the second quarter of 2008 to $76.0 million. Excluding the effects of currency fluctuation, net sales declined 22.2% from the second quarter of 2008. This decline was primarily due to the weak retail environment in Canada and Europe.

Gross profit was $122.2 million, a decrease of $26.2 million compared to the same quarter in fiscal 2008, but an increase of $3.9 million from the fiscal 2009 first quarter results. This sequential improvement was primarily due to the easing of material cost inflation and continued improvements in manufacturing efficiencies, partly offset by deleveraging of overhead expenses on lower volumes and a decrease in international gross profit.  During the second quarter of fiscal 2008, Gross Profit benefited from a change in accounting estimates related to the Company’s domestic warrantable and other product return reserves, which resulted in an increase to sales of approximately $3.7 million, a reduction of Cost of Sales of approximately $4.5 million, and a corresponding increase in Gross Profit, Income from Operations and Adjusted EBITDA of $8.2 million.

Domestic gross profit decreased by $9.9 million to $96.4 million compared to the prior year period, but increased by $2.0 from the fiscal 2009 first quarter. Price increases implemented in July 2008 and continued improvements in manufacturing efficiencies, were partially offset by higher raw material costs and deleveraging of overhead expenses on lower volumes.

Consolidated gross profit margin was 40.9%, an increase of 140 basis points compared to the prior year quarter, and an increase of 280 basis points from the fiscal 2009 first quarter results.

Selling, general, and administrative (SG&A) expenses were $95.6 million, an improvement of $20.8 million, or 17.9%,

SEALY CORPORATION

Press Release — 2Q Fiscal 2009 Results

June 30, 2009

versus the comparable period a year earlier. The reduction in SG&A expenses is primarily due to a $9.5 million decline in volume-driven variable expenses. In addition, fixed operating  and promotional costs decreased $7.6 million from the prior year period, primarily due to lower product launch costs, national advertising and decreased salary and fringe benefit-related costs.  Severance related costs decreased $2.7 million from the second quarter of fiscal 2008.

Total Adjusted EBITDA was $41.6 million, or 13.9% of net sales, which represents an increase of 60 basis points on a year-over-year basis and an increase of 240 basis points from the fiscal 2009 first quarter. The sequential improvement was based on improved gross profit margin performance and continued cost improvements.

Net sales for the six months ended May 31, 2009 decreased 20.7% to $608.4 million from $767.3 million for the comparable period a year earlier. Gross profit was $240.4 million, or 39.5% of net sales, versus $301.6 million, or 39.3% of net sales, for the comparable period a year earlier. Adjusted EBITDA was $77.1 million, or 12.7% of net sales, versus $101.7 million, or 13.3% of net sales, compared to the six month period in the prior year.

As of May 31, 2009, the Company’s debt net of cash was $760.9 million, an increase of $4.1 million compared to $756.8 million as of November 30, 2008.  Operating cash flows in the fiscal 2009 second quarter included $15.2 million related to the termination of interest rate swaps and financing cash flows included $20.6 million related to debt issuance costs in conjunction with the Company’s refinancing of its senior credit facilities on May 29, 2009.

“While we expect market conditions to remain challenging, we will continue to take measures to improve our profitability through increasing collaboration with our retailer and supplier partners and the introduction of new products, while aggressively right-sizing our cost structure and maximizing our cash flow.

We believe that our company has never been in a stronger strategic position to gain profitable market share and drive increasing value for our shareholders,” concluded Mr. Rogers.

SEALY CORPORATION

Press Release — 2Q Fiscal 2009 Results

June 30, 2009

Adjusted EBITDA

Within the information above, Sealy provides information regarding Adjusted EBITDA which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income or net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, it is not intended to be a measure of available cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.  A reconciliation of Adjusted EBITDA to the Company’s net income (loss) and cash flows from operations is provided in the attached schedule.

Conference Call

The Company will hold a conference call today to discuss its fiscal second quarter 2009 results at 5:00 p.m. (Eastern Standard Time).  The conference call can be accessed live over the phone by dialing 1-800-762-8779, or for international callers, 1-480- 629-9770. A replay will be available one hour after the call and can be accessed by dialing 1-800-406-7325, or for international callers, 1-303-590-3030. The passcode for the live call and the replay is 4097100. The replay will be available until July 7, 2009.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.sealy.com. The on-line replay will be available for a limited time beginning immediately following the call.

In addition, for more information about the Refinancing, please visit the Investors section of the Company’s website at www.sealy.com, or contact the Company’s Information Agent, National City Bank, c/o The Colbent Corp., 161 Bay State Drive, Braintree, Massachusetts 02184, (800) 622-6757.

SEALY CORPORATION

Press Release — 2Q Fiscal 2009 Results

June 30, 2009

About Sealy

Sealy is the bedding industry’s largest global manufacturer with sales of $1.5 billion in fiscal 2008. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy(R), Sealy Posturepedic(R), including SpringFree(TM), PurEmbrace(TM) and TrueForm(R); Stearns & Foster(R), and Bassett(R) brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

CONTACT: Mark D. Boehmer, VP & Treasurer, Sealy Corporation, +1-336-862-8705

SOURCE: SEALY CORPORATION

SEALY CORPORATION

Press Release — 2Q Fiscal 2009 Results

June 30, 2009

SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited - Preliminary results)

	May 31,	November 30,	June 1,
	2009	2008	2008

ASSETS

Current assets:
Cash and equivalents	$92,498	$26,596	$44,247
Accounts receivable, net of allowances for bad debts, cash discounts and returns	171,219	156,583	190,872
Inventories	57,857	64,634	74,558
Prepaid expenses and other current assets	21,658	30,969	24,194
Deferred income tax assets	16,928	16,775	16,446
Total current assets	360,160	295,557	350,317
Property, plant and equipment - at cost	455,345	449,308	464,854
Less accumulated depreciation	(234,201)	(218,560)	(214,776)
	221,144	230,748	250,078
Other assets:
Goodwill	360,864	357,149	397,522
Intangible assets, net of accumulated amortization	3,603	4,945	7,465
Deferred income tax assets	5,146	3,392	6,812
Debt issuance costs, net, and other assets	50,084	29,083	31,928
	419,697	394,569	443,727
Total assets	$1,001,001	$920,874	$1,044,122

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$16,737	$21,243	$33,908
Accounts payable	101,405	97,084	159,366
Accrued incentives and advertising	24,969	34,542	25,978
Accrued compensation	27,703	24,797	25,115
Accrued interest	11,192	16,432	16,381
Other accrued liabilities	40,877	44,363	48,568
Total current liabilities	222,883	238,461	309,316
Long-term obligations, net of current portion	836,646	762,162	753,427
Rights liability for convertible notes	95,985	—	—
Other liabilities	69,182	71,257	71,048
Deferred income tax liabilities	6,729	4,962	7,549

Common stock and options subject to redemption	—	8,856	8,081

Stockholders’ deficit:
Common stock	920	917	907
Additional paid-in capital	774,917	668,547	664,237
Accumulated deficit	(1,003,628)	(814,298)	(783,260)
Accumulated other comprehensive income	(2,633)	(19,990)	12,817
Total shareholders’ deficit	(230,424)	(164,824)	(105,299)
Total liabilties and shareholders’ deficit	$1,001,001	$920,874	$1,044,122

SEALY CORPORATION

Press Release — 2Q Fiscal 2009 Results

June 30, 2009

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited - Preliminary results)

	Three Months Ended
	May 31,	June 1,
	2009	2008

Net sales	$298,455	$375,375
Cost of goods sold	176,304	227,002

Gross profit	122,151	148,373

Selling, general and administrative expenses	95,581	116,359
Amortization expense	778	954
Restructuring expenses and asset impairment	1,335	—
Royalty income, net of royalty expense	(4,600)	(4,276)

Income from operations	29,057	35,336

Interest expense	16,876	15,369
Loss on rights for convertible notes	2,729	—
Refinancing and extinguishment of debt and interest rate derivatives	17,422	—
Other income, net	(13)	(81)

(Loss) income before income tax provsion	(7,957)	20,048
Income tax (benefit) provision	(2,719)	8,091
Net (loss) income	$(5,238)	$11,957

(Loss) earnings per common share—Basic	$(0.06)	$0.13

(Loss) earnings per common share—Diluted	$(0.06)	$0.13
Weighted average number of common shares outstanding:
Basic	91,819	90,999
Diluted	91,819	93,965

SEALY CORPORATION

Press Release — 2Q Fiscal 2009 Results

June 30, 2009

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited - Preliminary results)

	Six Months Ended
	May 31,	June 1,
	2009	2008

Net sales	$608,431	$767,304
Cost of goods sold	368,030	465,736

Gross profit	240,401	301,568

Selling, general and administrative expenses	192,277	232,562
Amortization expense	1,593	1,869
Restructuring expenses and asset impairment	1,448	541
Royalty income, net of royalty expense	(7,970)	(9,136)

Income from operations	53,053	75,732

Interest expense	34,424	30,745
Loss on rights for convertible notes	2,729	—
Refinancing and extinguishment of debt and interest rate derivatives	17,422	—
Gain on sale of subsidiary stock	(1,292)	—
Other income, net	(46)	(180)

(Loss) income before income tax expense	(184)	45,167
Income tax provision	308	16,996

Net (loss) income	$(492)	$28,171

(Losses) earnings per common share—Basic	$(0.01)	$0.31

(Losses) earnings per common share—Diluted	$(0.01)	$0.30

Weighted average number of common shares outstanding:
Basic	91,813	90,932
Diluted	91,813	94,758

SEALY CORPORATION

Press Release — 2Q Fiscal 2009 Results

June 30, 2009

SEALY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited - Preliminary results)

	Six Months Ended
	May 31,	June 1,
	2009	2008
Operating activities:
Net (loss) income	$(492)	$28,171
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,738	17,120
Deferred income taxes	(5,524)	2,741
Impairment charges	1,326	—
Amortization of deferred gain on sale-leaseback	(324)	—
Amortization of debt issuance costs and other	579	1,174
Loss on rights for convertible notes	2,729	—
Share-based compensation	2,229	1,998
Excess tax benefits from share-based payment arrangements	—	(781)
Loss on sale of assets	451	311
Write-off of debt issuance costs related to debt extinguishments	2,113	—
Loss on termination of interest rate swaps	15,232	—
Payment to terminate interest rate swaps	(15,232)	—
Gain on sale of subsidiary stock	(1,292)	—
Other, net	(661)	662
Changes in operating assets and liabilities:
Accounts receivable	(9,747)	21,471
Inventories	6,125	268
Prepaid expenses and other current assets	14,136	1,594
Other assets	1,262	2,852
Accounts payable	1,303	18,325
Accrued expenses	(15,757)	(34,513)
Other liabilities	1,126	1,387
Net cash provided by operating activities	15,320	62,780
Investing activities:
Purchase of property, plant and equipment	(4,592)	(13,866)
Proceeds from sale of property, plant and equipment	10,149	12
Net proceeds from sale of subsidiary	1,237	—
Investments in and loans to unconsolidated affiliate	(2,322)	—
Net cash provided by (used in) investing activities	4,472	(13,854)
Financing activities:
Cash dividends	—	(6,811)
Proceeds from issuance of long-term obligations	2,830	1,748
Repayments of long-term obligations	(8,995)	(16,882)
Repayment of old senior term loans	(377,181)	—
Proceeds from issuance of new senior secured notes	335,916	—
Proceeds from issuance of related party debt	177,132	—
Borrowings under revolving credit facilities	140,616	206,258
Repayments under revolving credit facilities	(205,016)	(203,085)
Exercise of employee stock options, including related excess tax benefits	(295)	803
Debt issuance costs	(20,553)	—
Net cash provided by (used in) financing activities	44,454	(17,969)
Effect of exchange rate changes on cash	1,656	(1,317)
Change in cash and equivalents	65,902	29,640
Cash and equivalents:
Beginning of period	26,596	14,607
End of period	$92,498	$44,247

SEALY CORPORATION

Press Release — 2Q Fiscal 2009 Results

June 30, 2009

RECONCILIATION OF EBITDA TO NET INCOME AND CASH FLOW FROM OPERATIONS

NON GAAP MEASURES

	Three Months Ended:		Six Months Ended:
	May 31,	June 1,	May 31,	June 1,
	2009	2008	2009	2008
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Net income (loss)	$(5,238)	$11,957	$(492)	$28,171
Interest expense	16,876	15,369	34,424	30,745
Income taxes	(2,719)	8,091	308	16,996
Depreciation and amortization	8,119	8,743	15,738	17,120

EBITDA	17,038	44,160	49,978	93,032
Unusual and nonrecurring losses:
Refinancing charges	17,422	—	17,442	—
Non-cash compensation	1,212	1,365	2,223	1,975
Impairment charges	1,334	—	1,334	—
KKR consulting fees	890	—	1,610	—
Severance charges	669	2,731	1,942	3,672
Loss on written option derivative	2,729	—	2,729	—
Gain on sale of subsidiary	—	—	(1,292)	—
Other (various) (a)	319	1,572	1,148	3,056

Adjusted EBITDA	$41,613	$49,828	$77,114	$101,735

(a)  Consists of various immaterial adjustments

	Six Months Ended:
	May 31,	June 1,
	2009	2008
	(in thousands)	(in thousands)
EBITDA	$49,978	$93,032
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(34,424)	(30,745)
Income taxes	(308)	(16,996)
Non-cash charges against (credits to) net income	1,626	6,105
Changes in operating assets & liabilities	(1,552)	11,384
Cash flow from operations	$15,320	$62,780